Exhibit 99.1

Contact: Lauri Wilks

704-455-3239

-For Immediate Release-

Speedway Motorsports Amends Bank Credit Facility And Reiterates Guidance For 2005

CONCORD, N.C. (March 29, 2005) -- Speedway Motorsports, Inc. (NYSE:TRK) today announced the successful completion of an amendment to the Company's $300.0 million bank credit facility and term loan executed in May 2003 (the "Credit Facility").

The amended Credit Facility extends maturity to March 2010 from May 2008, affords the Company greater flexibility with respect to letters of credit, payments of dividends, repurchases of Company common stock, permitted investments of available cash and reduces the interest rates under the Credit Facility.

The Company also reiterates its 2005 earnings guidance of $2.15 to $2.25 per diluted share provided on the Company's last conference call held February 23, 2005, and that racing schedules may change from time to time which lessens the comparability of the Company's quarterly results of successive years. The Company will host 19 major NASCAR sanctioned races during 2005, up from 17 during 2004. The increase reflects the additional NASCAR NEXTEL Cup and Busch Series races at Texas Motor Speedway scheduled for the fourth quarter of 2005.

The table below contains the Company's NEXTEL Cup and Busch Series races scheduled for 2005 and held in 2004 and 2003. As shown below, the Company is conducting four major NASCAR races in the first quarter of 2005 compared to five in 2004 and seven in 2003.

Number of Major

NASCAR-Sanctioned Events

2005 2004 2003

1st Quarter 4 5 7

2nd Quarter 8 6 4

3rd Quarter 2 2 2

4th Quarter 5 4 4

Total 19 17 17

We note that changes in the number of races impact our quarterly operating results principally from variable revenues and costs directly related to held events. Certain fixed costs do not change when race dates change.

The table below depicts our quarterly earnings from 2004 and 2003 excerpted from the Company's Quarterly Reports on Form 10-Q. Where computations are anti-dilutive, reported basic and diluted per share amounts are the same. As such, individual quarterly results may not be additive. Also, individual quarterly amounts may not be additive due to rounding.

	2004 (unaudited)					2003 (unaudited)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	Total
	(in thousands, except per share amounts)
Total revenues	$122,174	$164,855	$70,963	$88,527	$446,519	$146,076	$109,825	$63,997	$84,631	$404,529
Ferko litigation settlement	--	--	11,800	--	11,800	--	--	--	--	--
Loss on early debt redemption and refinancing	--	--	--	--	--	--	12,800	--	--	12,800
FTC refund claims settlement	--	--	--	--	--	--	1,154	--	--	1,154
Total expenses and other	81,275	99,130	78,374	68,331	327,110	88,505	92,201	60,942	66,111	307,759
Net income	$24,744	$39,868	$(4,498)	$13,540	$73,654	$34,882	$10,749	$1,854	$11,060	$58,545
Basic earnings per share	$0.58	$0.92	$(0.10)	$0.31	$1.70	$0.82	$0.25	$0.04	$0.26	$1.38
Diluted earnings per share	$0.57	$0.92	$(0.10)	$0.31	$1.69	$0.82	$0.25	$0.04	$0.26	$1.37

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 710 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.

This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, revenues, costs and margins, the success of new business lines, capital projects, expansion, financing needs, insurance, litigation, and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.